Exhibit 99.1

CytomX Therapeutics Announces Fourth Quarter and Full Year 2020 Financial Results and Provides Business Update

-Broad advancement of clinical pipeline-

-Three-arm Phase 2 study of praluzatamab ravtansine (CX-2009) launched in breast cancer-

-Enrollment continues in Phase 2 expansion study of CX-2029 in four cancer types, in partnership with AbbVie-

-Bristol Myers Squibb expands anti-CTLA-4 Probody Program into three additional cancer types-

-Company to host conference call and webcast today at 5:00 p.m. ET / 2:00 p.m. PT-

SOUTH SAN FRANCISCO, Calif., February 24, 2021 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational conditionally activated antibody therapeutics based on its Probody® technology platform, today reported fourth quarter and full year 2020 financial results and provided a business update.

“2020 was a highly productive year for CytomX in which we saw our clinical-stage pipeline advance to now encompass Phase 2 evaluations of four Probody therapeutics across nine cancer types, all while contending with the challenges posed by the COVID-19 pandemic. We have demonstrated that our Probody masking technology has the potential to widen or create a therapeutic window for first-in-class and validated oncology targets and we continue to execute on our strategic plan of delivering on the promise of our technology platform for transforming the lives of people with cancer,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “Our leadership in the research, discovery and development of conditionally activated antibody therapeutic candidates positions us well for future growth as we now drive to important Phase 2 datasets for praluzatamab ravtansine (CX-2009) and CX-2029, directed against the targets CD166 and CD71, respectively, which have historically been considered to be undruggable. We are also pleased with the ongoing progress within our strategic partnerships including recent commitments from our foundational partner, Bristol Myers Squibb, to expand the evaluation of anti-CTLA-4 antibody, BMS-986249, into additional tumor types,” continued Dr. McCarthy.

Business Highlights and Recent Developments

•

Presented at the 2020 San Antonio Breast Cancer Symposium updated data from the Phase 1 study of the anti-CD166 conditionally activated antibody-drug conjugate (ADC), praluzatamab ravtansine (CX-2009), in patients with human epidermal growth factor receptor 2 (HER2)-non-amplified breast cancer and translational data demonstrating measurable levels of activated praluzatamab ravtansine in tumor tissue, which supported the launch in December 2020 of a three-arm Phase 2 study. Arms A and B will study praluzatamab ravtansine as a single agent in patients with hormone receptor-positive (HR+), HER2-non-amplified breast cancer and triple-negative breast cancer (TNBC), respectively. Arm C will examine the combination of praluzatamab ravtansine and pacmilimab (CX-072), the Company’s proprietary conditionally activated anti-PD-L1 therapeutic candidate, in TNBC.
•

Continued patient enrollment in the Phase 2 expansion study of CX-2029, in partnership with AbbVie, evaluating the anti-CD71 conditionally activated ADC as a single agent in four cohorts: squamous non-small cell lung cancer, head and neck squamous cell carcinoma, esophageal and gastro-esophageal junction cancers, and diffuse large B-cell lymphoma.

•

Our partner, Bristol Myers Squibb, continued enrollment in its ongoing, randomized Phase 1/2a study of BMS-986249 in patients with previously-untreated unresectable stage III-IV melanoma and expanded the scope of the Part 2b evaluation to include three new cohorts, enrolling patients with advanced hepatocellular carcinoma, metastatic castration-resistant prostate cancer, and unresectable locally advanced or metastatic TNBC. BMS also continued enrollment into a Phase 1 study of a second anti-CTLA-4 Probody, BMS-986288.

•

Advancement of our third conditionally activated ADC, CX-2043, into investigational new drug (IND)-enabling studies. CX-2043 is directed against the epithelial cell adhesion molecule (EpCAM/Trop-1), a high potential target with elevated expression on a wide variety of tumor types.

•

Continued IND-enabling studies for CX-904, our most advanced program in the new and promising modality of T-cell engaging bispecific antibodies. CX-904, partnered with Amgen, targets the epidermal growth factor receptor on tumor cells and the CD3 receptor on T cells.

•	Continued drug discovery activities for conditionally activated T-cell engaging bispecific antibodies as part of our strategic collaboration with Astellas.
•	Appointed new Board member Dr. Mani Mohindru.
•	Strengthened balance sheet with approximately $108 million raised from a follow-on public equity offering.

Anticipated Events

•	Report initial data from the praluzatamab ravtansine (CX-2009) Phase 2 study in the fourth quarter of 2021.
•	Report initial data from the CX-2029 Phase 2 expansion study in the fourth quarter of 2021.
•	Submit IND applications for CX-2043 and CX-904 in late 2021.
•	Virtual analyst and investor briefing with Key Opinion Leaders in April 2021 to discuss our Probody technology platform with focus on praluzatamab ravtansine and CX-2029.

Fourth Quarter and Full Year 2020 Financial Results

Cash, cash equivalents and short-term investments totaled $316.1 million as of December 31, 2020, compared to $296.1 million as of December 31, 2019. In January 2021, the Company closed on its previously announced underwritten public offering of common stock with net proceeds of approximately $93.6 million. In February 2021, the underwriters exercised in full the option to purchase additional shares of common stock resulting in additional net proceeds of $14.1 million to the Company.

Total revenues were $16.4 million and $100.4 million for the three months and year ended December 31, 2020, respectively, compared to $8.3 million and $57.5 million for the corresponding periods in 2019. The net increase in total revenues were primarily driven by an increase in the percentage of completion of the CD71 Co-Development and Licensing Agreement with AbbVie and the recognition of revenue from the Collaboration and License Agreement with Astellas entered into in March 2020.

Research and development expenses decreased by $14.4 million and $18.7 million during the three months and year ended December 31, 2020, respectively, to $22.0 million and $112.9 million, compared to $36.4 million and $131.6 million for the corresponding periods in 2019.  The decreases were largely attributed to a decrease in clinical trial activities primarily due to the COVID-19 pandemic.

General and administrative expenses were essentially flat during the three months and year ended December 31, 2020, amounting to $9.1 million and $36.0 million, respectively, compared to $9.2 million and $36.8 million for the corresponding periods in 2019.

Conference Call & Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT). Interested parties may access the live webcast of the conference call from the Events and Presentations page of CytomX's website at www.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) using the passcode 5558715. An archived replay of the webcast will be available on the Company’s website until March 3, 2021.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational conditionally activated antibody therapeutics, based on our Probody® technology platform, for the treatment of cancer. CytomX has strategic drug discovery and development collaborations with AbbVie, Amgen, Astellas, and Bristol Myers Squibb.

Probody therapeutics are conditionally activated antibodies designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical-stage pipeline comprises five assets, four of which are in Phase 2 clinical studies. First-in-class product candidates against previously undruggable targets include a CD166-targeting conditionally activated antibody-drug conjugate wholly owned by CytomX (praluzatamab ravtansine, CX-2009) and a CD71-targeting conditionally activated antibody-drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody-drug conjugates due to their presence on many healthy tissues. The CytomX clinical-stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probodies, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, and our wholly-owned conditionally activated anti-PD-L1 antibody, pacmilimab (CX-072). For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine (CX-2009), CX-2029, BMS-986249 and BMS-986288, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of praluzatamab ravtansine, CX-2029, BMS-986249 and BMS-986288, and the timing of the commencement of clinical trials and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab (CX-072); CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Annual Report on Form 10-K filed with the SEC on February 24, 2021. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

CytomX Contact:

Chau Cheng, PhD MBA

VP, Investor Relations & Corp. Communications

ccheng@cytomx.com

Direct: (650) 273-4999

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

stephanie.ascher@sternir.com
212-362-1200

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018
Revenues	$100,362	$57,489	$59,502
Operating expenses:
Research and development	112,936	131,619	103,866
General and administrative	36,031	36,765	33,510
Total operating expenses	148,967	168,384	137,376
Loss from operations	(48,605)	(110,895)	(77,874)
Interest income	1,836	8,365	7,641
Other expense, net	(27)	(135)	(68)
Loss before income taxes	(46,796)	(102,665)	(70,301)
Provision for (benefit from) income taxes	(13,911)	(427)	14,303
Net loss	$(32,885)	$(102,238)	$(84,604)
Net loss per share, basic and diluted	$(0.71)	$(2.26)	$(2.03)
Shares used to compute net loss per share, basic and diluted	46,145,563	45,335,927	41,664,382
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	(104)	139	1
Impact of adoption of new accounting pronouncement	—	11	—
Total comprehensive loss	$(32,989)	$(102,088)	$(84,603)

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$191,859	$188,425
Short-term investments	124,260	107,720
Accounts receivable	798	13
Prepaid expenses and other current assets	7,096	7,177
Total current assets	324,013	303,335
Property and equipment, net	6,950	7,372
Intangible assets, net	1,167	1,312
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	22,495	25,382
Other assets	2,172	2,015
Total assets	$358,663	$341,282
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,996	$4,158
Accrued liabilities	23,059	30,051
Deferred revenues, current portion	74,869	51,381
Total current liabilities	100,924	85,590
Deferred revenue, net of current portion	186,261	178,858
Operating lease liabilities - long term	21,675	24,871
Other long-term liabilities	—	850
Total liabilities	308,860	290,169
Commitments and contingencies
Stockholders' equity
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.00001 par value; 150,000,000 and 75,000,000 shares authorized at December 31, 2020 and 2019, respectively; 48,251,819 and 45,523,088 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	499,964	468,285
Accumulated other comprehensive income (loss)	(47)	57
Accumulated deficit	(450,115)	(417,230)
Total stockholders' equity	49,803	51,113
Total liabilities and stockholders' equity	$358,663	$341,282